Exhibit 4.12

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated Patent License Agreement (“Agreement”) is effective as of August 12, 2025 (the “Effective Date”), between Ascentage Pharma Group (“LICENSEE”) having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the state of Michigan (“MICHIGAN”). This Agreement replaces and supersedes the License Agreement- University of Michigan Files [***] between LICENSEE and MICHIGAN with an effective date of December 1, 2010 and amended May 30, 2013, February 2, 2016, May 10, 2017, June 1, 2017, August 9, 2018, December 17, 2018, January 10, 2019 and November 30, 2020. LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “CHINA” means mainland China, Hong Kong, Macau and Taiwan.

1.2 “FIELD OF USE” means all fields.

1.3 “FIRST COMMERCIAL SALE” the first invoiced sale for monetary value for use or consumption by the end user of such LICENSED PRODUCT after regulatory approval for such LICENSED PRODUCT has been obtained in the TERRITORY and where the sale results in a recordable NET SALES in accordance with applicable accounting standard of LICENSEE, provided that (a) any indigent patient, clinical trial or any compassionate or named patient, charitable or humanitarian programs shall not be considered a FIRST COMMERCIAL SALE and (b) sale of a LICENSED PRODUCT under this Agreement by a by or on behalf of LICENSEE or its Affiliates or its or their sublicensees (“LICENSEE Party” to another LICENSEE PARTY shall not be considered a FIRST COMMERCIAL SALE unless such LICENSEE Party is the end user of such LICENSED PRODUCT and such sale results in a recordable NET SALES..

1.4 “GROSS SUBLICENSING REVENUES” means all revenue or consideration due to LICENSEE from a SUBLICENSEE in consideration for rights under or relating to the PATENT RIGHTS (including, but not limited to, license issue fees, maintenance or annual minimum fees, amounts based on product sales, milestone payments, other royalties) whether received in cash or equity. GROSS SUBLICENSING REVENUES shall not include amounts that a SUBLICENSEE pays to LICENSEE that are specifically identified for research and development, any indigent patient, or any compassionate or named patient, charitable or humanitarian programs or where LICENSEE is the end user of such LICENSED PRODUCT and such sale is not a recordable NET SALES.

1.5 “LICENSED PROCESS(ES)” means any process or method that, but for this Agreement, comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

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1.6 “LICENSED PRODUCT(S)” means any product that: (a) but for this Agreement comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; or (b) is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS.

1.7 “NCE” means a drug that contains no active moiety that has been approved by FDA in any other application submitted under section 505(b) of the Federal Food, Drug, and Cosmetic Act as defined in 21 CFR 314.108.

1.8 “NET SALES” means the amount billed or invoiced, and if any amount is not billed or invoiced, the amounts received, on sales, rental or lease, however characterized, by LICENSEE of LICENSED PRODUCTS and uses or licenses of LICENSED PROCESSES, less the following deductions (but only to the extent such sums are otherwise included in NET SALES and are not obtained in view of other consideration received by LICENSEE):

(a) cash discounts actually granted to customers in such invoices for sales or lease of LICENSED PRODUCTS, but only in amounts customary in the trade;

(b) sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;

(c) actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers; or

(d) amounts actually refunded or credited on returns.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.9 “PATENT RIGHTS” means MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patent(s) and/or patent application(s), and divisionals, continuations (except continuations-in-part), and foreign counterparts of the same:

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and

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United States and foreign patent(s) and/or patent application(s) (and divisionals, continuations, (except continuations-in-part), and foreign counterparts (including, for the sake of clarity, all foreign national cases claiming priority to the identified PCT applications of the same) which are directed to inventions disclosed to the MICHIGAN Innovation Partnerships and specifically described and enabled in the invention reports of Innovation Partnerships designated by

(b) United States and foreign patents issued from the applications listed in subparagraph 1.7(a) above, including any reissued or reexamined patents based upon the same.

1.10 ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.11 “ROYALTY TERM” means until the expiration of the last to expire of the PATENT RIGHTS.

1.12 “SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement.

1.13 “TERRITORY” means worldwide.

ARTICLE 2 - GRANT OF LICENSE

2.1 MICHIGAN hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS, with the right to grant sublicenses, both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2 Without limiting any other rights it may have, MICHIGAN specifically reserves the right to practice the PATENT RIGHTS for research, public service, internal (including clinical) and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions.

2.3 LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States.

2.4 The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 or Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all respects, and shall provide MICHIGAN with all reasonably requested information and cooperation for MICHIGAN to comply with applicable provisions of the same and any requirements of any contracts between MICHIGAN and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS.

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ARTICLE 3 - CONSIDERATION

3.1 LICENSEE shall pay royalties to MICHIGAN as follows:

(a) Omitted.

Royalty rate on Total Annual NET SALES of LICENSED

PRODUCTS on each NCE in CHINA

Annual NET SALES up to [***]	[***]
Annual NET SALES of [***]	[***]
Annual NET SALES over [***]	[***]

Royalty rate on Total Annual NET SALES of LICENSED

PRODUCTS on each [***] in all other territories:

Annual NET SALES up to [***]	[***]
Annual NET SALES of [***]	[***]
Annual NET SALES of [ ***]	[***]
Annual NET SALES over [***]	[***]

LICENSEE shall pay Royalties to MICHIGAN during the entire Royalty Term, on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis and this provision shall survive any termination of this Agreement.

If LICENSEE makes any NET SALES to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under the common control with LICENSEE, at a price less than the regular price charged to other parties, the Royalties payable to MICHIGAN shall be only apply if those sales are booked at NET SALES by LICENSEE and the Royalty shall be computed on the basis of the price paid by commercial payors.

(b) LICENSEE shall pay the following percentage of GROSS SUBLICENSING REVENUES to MICHIGAN.

(1) [***] if the sublicense agreement is signed before the FDA, or foreign equivalent, approves the LICENSEE or SUBLICENSEE’s IND on a LICENSED PRODUCT included in such sublicense agreement;

(2) [***] if the sublicense agreement is signed after IND but before dosing the first patient in a Phase II clinical trial conducted by LICENSEE or SUBLICENSEE on a LICENSED PRODUCT in such sublicense agreement; and

(3) [***] if the sublicense agreement is signed after dosing the first patient in a Phase II clinical trial conducted by LICENSEE or SUBLICENSEE on a LICENSED PRODUCT in such sublicense agreement.

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In the event that GROSS SUBLICENSING REVENUES includes non-cash consideration (i.e., that LICENSEE enters into a sublicense in which a SUBLICENSEE is to pay LICENSEE consideration other than cash), MICHIGAN shall receive its percentage according to the following. In each such instance, LICENSEE shall direct and require SUBLICENSEE to directly transfer to MICHIGAN its share of the total non-cash consideration to be otherwise transferred to LICENSEE within ten (10) days after said SUBLICENSEE transfers said non-cash consideration to LICENSEE. For example, if a SUBLICENSEE agrees to provide consideration in the form of stock in one or more tranches, LICENSEE shall direct and require SUBLICENSEE to directly transfer to MICHIGAN those number of shares of stock representing the appropriate percentage above by said deadline. LICENSEE shall make such transfer pursuant to and subject in substance to the terms of the form of Stock Transfer Agreement attached hereto as Appendix A (the “EQUITY TRANSFER AGREEMENT”).

(c) LICENSEE shall pay to MICHIGAN annual license maintenance fee (“Annual Fee”). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. This Annual Fee is non-creditable and non-refundable. The Annual Fees are:

(i)	Beginning in 2018 or in the calendar year of completion of [***] clinical trial for [***], whichever is earlier: [***];

(ii)	Beginning one year after [***] or 2020, whichever is earlier: [***];

(d) LICENSEE shall pay milestone payments as follows:

(i)	[***] upon initiation of [***] trials for each [***];

(ii)	[***] upon [***] for each [***];

(iii)	[***] upon completion of [***] trials for each [***] in a country other than [***];

(iv)	[***] upon completion of [***] clinical trial for each [***] in a country other than [***]; and

(v)	[***] upon registration of each [***] in the first major geographic market other than [***].

Milestone payments, except for registration payment, are non-refundable and non- creditable against future royalties, with the exception that the registration payment is fully creditable against future royalties.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN’s exemption from any such tax or deduction.

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3.3 LICENSEE is not obligated to pay multiple Royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.4 Royalty payments shall be made to “The Regents of the University of Michigan” in United States dollars. Payments drawn directly on a U.S. bank may be made by either check to the address in Article 13 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by [***]. In computing Royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.5 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

3.6.1 Omitted.

3.6.2 Omitted.

ARTICLE 4- REPORTS

4.1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before July 30 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

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4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased, or distributed, however characterized, by LICENSEE and each SUBLICENSEE.

(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold, distributed, used, rented, leased, or licensed, however characterized, by LICENSEE and all SUBLICENSEES.

(c) accounting for all LICENSED PROCESSES used, sold, or licensed, however characterized, by LICENSEE and all SUBLICENSEES included in NET SALES, excluding the deductions therefor. (d) deductions applicable as provided in the definition for NET SALES above.

(e) amounts due on payments from SUBLICENSEE under Paragraph 3.1 above, including supporting documentation, including but not limited to any non-cash consideration owed by SUBLICENSEE to LICENSEE.

(f) foreign currency conversion rate and calculations (if applicable) and total royalties due.

(g) names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 4.5) of all SUBLICENSEES having a sublicense or option therefor any time during the particular ROYALTY PERIOD.

(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD (including agreements under which LICENSEE will have LICENSED PRODUCTS made by a third party), the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

(i) any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale or use of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

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4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES and those making LICENSED PRODUCTS, to: (a) open such records for inspection upon reasonable notice during business hours, and no more than once per year, by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5 So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, any company related to LICENSEE or SUBLICENSEE (including optionees) does not qualify as a “Small Entity” under U.S. patent laws, LICENSEE shall notify MICHIGAN immediately. The parties understand that the changes to LICENSEE’s, SUBLICENSEE’s, or optionees’ businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than 500 total employees, sublicense agreements, and sublicense options.

4.6 Affordable Access Plan. Within three (3) months of receiving FDA (or its foreign equivalent’s) approval of a LICENSED PRODUCT, LICENSEE will provide MICHIGAN with either (a) an Affordable Access Plan (defined below), or (b) a written explanation as to why such an Affordable Access Plan is not needed or infeasible. In the case of (b), LICENSEE agrees to discuss such reasoning with MICHIGAN in good faith within one (1) month thereafter (“Initial Discussion”) and, if following such Initial Discussion MICHIGAN concludes an Affordable Access Plan is reasonable and desired, to provide an Affordable Access Plan to MICHIGAN within three (3) months of such Initial Discussion. The “Affordable Access Plan” means LICENSEE’S and/or its SUBLICENSEES’ plans (including strategies and timelines) reasonably intended to support affordable access in a) Low and Middle Income Countries as defined by the World Bank Group (“LMICs”), and b) vulnerable, underserved, and special needs populations in the U.S., as defined by the Department of Health and Human Services, such as through licensing or partnerships including with non-profit organizations. To the extent such Affordable Access Plan includes Proprietary Information, LICENSEE will also provide a non-confidential version or statement of such Plan that MICHIGAN can make available to third parties: (a) A specified set of (“LMICs”) in which the LICENSEE does not intend to commercialize the LICENSED PRODUCTS (the “Non-Commercialized Territory”); (b) LICENSEE’S and/or its SUBLICENSEES’ plans (including strategies and timelines) reasonably intended to support affordable access in LMICs and Non-Commercialized Territories, such as through licensing or partnerships including with non-profit organizations; and (c) LICENSEE’S and/or its SUBLICENSEE’ plans (including strategies and timelines) reasonably intended to support affordable access for the vulnerable, underserved and special needs populations in the U.S. Within thirty (30) days of MICHIGAN’s request (but no more often than once annually), LICENSEE agrees to confer with MICHIGAN to review LICENSEE’S progress, and to consider in good faith any modifications suggested by MICHIGAN, with respect to its Affordable Access Plan (“Progress Discussions”).

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ARTICLE 5 - DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to bring a full scope of LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent marketing efforts throughout the life of this Agreement. LICENSEE has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

5.2 With respect to each Invention Report identified below and/or in any future amendment to this Agreement, LICENSEE agrees to reach the following commercialization and research and development milestones with respect to LICENSED PRODUCTS that are covered by PATENT RIGHTS that are added to this Agreement on or after January 1, 2024 (together the “MILESTONES”) by the following dates:

1. Nominate clinical development lead compound [***] including non-GMP scale-up production, pre-formulation, non-GLP preclinical toxicity and pharmacokinetic studies of the lead compounds completed for such selection within thirty-six (36) months after the date the of the PATENT RIGHTS covering such [***] is added into this Agreement.

2. IND filing with US FDA or equivalent regulatory agency of foreign countries such as NMPA in CHINA for each NCE project, including GMP scale-up production and GLP toxicology studies of the lead compounds completed for such selection with eighteen (18) months of selection of the clinical development lead compounds.

3. Initiate [***] trials for each [***] within twelve (12) months of [***] filing with appropriate regulatory agency.

4. Initiate [***] clinical trials for each [***] within twelve (12) months of successful completion of [***] trials.

5. Initiate [***] clinical trials for each [***] with twelve (12) months of successful completion of [***].

For clarity this Section 5.2 does not apply to any LICENSED PRODUCT associated only with a PATENT RIGHT that was included in this Agreement prior to January 1, 2024.

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5.3 LICENSEE must achieve each MILESTONE on or before the deadline dates indicated and MICHIGAN shall have the sole discretion to determine the validity of a MILESTONE being reached. LICENSEE shall notify MICHIGAN within ten (10) days after each such deadline as to whether or not such MILESTONE was met. If LICENSEE fails to meet any MILESTONE under this Article by the date of any MILESTONE deadline, LICENSEE will be deemed to be in material breach of this Agreement, and MICHIGAN may terminate the Agreement effective on thirty (30) days notice, unless LICENSEE achieves the MILESTONE within this thirty day period. Notwithstanding, MICHIGAN may terminate this Agreement immediately if LICENSEE fails to achieve a MILESTONE by the indicated date and does not provide the notice to MICHIGAN referred to above.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE and its number of employees, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

6.2 LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of MICHIGAN.

6.3 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment.

6.4 LICENSEE shall require that all sublicenses:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 9 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 (duty to defend, hold harmless, and indemnify MICHIGAN); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN’s name); 14.8 (duty to control exports).

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ARTICLE 7 -PATENT APPLICATIONS AND MAINTENANCE

7.1 MICHIGAN has the right to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, interferences, and disputes (including litigation) regarding inventorship. LICENSEE shall fully cooperate in such activities.

7.2 MICHIGAN shall notify LICENSEE of all information received by MICHIGAN relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENT RIGHTS, and shall make reasonable efforts to allow LICENSEE to review, comment, and advise upon such information. LICENSEE agrees to hold such information confidential and to use the information provided by MICHIGAN only for the purpose of advancing MICHIGAN’s PATENT RIGHTS.

7.3 LICENSEE shall reimburse MICHIGAN for all fees and costs relating to the activities described in this Article. Such reimbursement shall be made within thirty (30) days of receipt of MICHIGAN’s invoice and shall be subject to the interest and other requirements specified in Paragraph 3.5 above.

ARTICLE 8 – ENFORCEMENT

8.1 Each party shall promptly advise the other in writing of any acts of potential infringement of the PATENT RIGHTS by a third party (the “Notice”), and provide any evidence thereof at the request of the other party. After the Notice, LICENSEE shall use diligent efforts to eliminate such infringement without litigation, including, if reasonable, by attempting communications with such third party after consulting MICHIGAN. MICHIGAN’s Innovation Partnerships shall provide reasonable assistance to advance such efforts. Beginning at the time of the Notice, each party shall reasonably consider and discuss entering into a common interest agreement and/or joint legal representation.

8.2 To the extent the described activities do not result in the elimination of such infringement, LICENSEE shall share with MICHIGAN, subject to appropriate confidentiality and joint privilege/common interest agreement(s) to be negotiated in good faith between the parties, the complete results of the LICENSEE’s diligence related to the potential infringement identified above (including, but not limited to, a detailed infringement analysis), as may be updated from time to time. The parties shall jointly identify a strategy with respect to addressing the infringement.

8.3 Subject to the other terms in this Article and LICENSEE being in compliance with the other terms of this Agreement (unless otherwise agreed to by MICHIGAN), LICENSEE has the right to direct that the parties enforce the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, including those prior to the EFFECTIVE DATE. LICENSEE’s right begins upon the earlier of (a) the FIRST COMMERCIAL SALE or (b) LICENSEE making a bona fide Investigational Device Exemption or Investigational New Drug Application (or equivalent) filing with the United States Food and Drug Administration or equivalent agency in Europe, China, or Japan (to the extent included within the TERRITORY). If MICHIGAN is a necessary or indispensible party under applicable law in order for a given reasonable lawsuit to enforce the PATENT RIGHTS within the LICENSED TERRITORY and FIELD OF USE to proceed, MICHIGAN shall join in such lawsuit, subject to the other terms of this Article. Each party may grant or delegate to third parties the right to enforce hereunder, and within the LICENSED TERRITORY and FIELD OF USE, only with the express written permission of the other party.

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8.4 With respect to the filing and prosecution of infringement lawsuits, the parties agree to negotiate in good faith to jointly select lead counsel (to be a large, nationally recognized litigation firm) and local counsel (if lead counsel does not have an office in the location of the suit) that would represent both parties in the infringement lawsuit, each counsel to have demonstrated significant experience in the applicable legal work. LICENSEE shall reimburse MICHIGAN for out-of-pocket expenses incurred in connection with MICHIGAN’s activities under this Article, including but not limited to outside counsel expenses incurred prior to, during, and in the settlement of such litigation, within 30 days after receiving an invoice from MICHIGAN therefor. Upon the determination to file suit or retain of counsel in accordance with this Article, or at any other time requested by a party, the parties shall negotiate in good faith a written agreement consistent with the foregoing and this Agreement specifying any further reasonable details. LICENSEE shall indemnify and hold harmless MICHIGAN with respect to any claims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Article including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

8.5 Notwithstanding the foregoing, LICENSEE shall not file or continue any suit without LICENSEE (a) having first performed a thorough, diligent investigation of the merits of such suit, including with respect to the validity and enforceability of the PATENT RIGHTS; (b) having reasonable, supportable legal and economic bases for doing so; (c) receiving notice from MICHIGAN that MICHIGAN agrees that LICENSEE’s diligence has satisfied MICHIGAN’s own legal and business diligence requirements that the suit is reasonable; and (d) jointly addressing the legal representation issues in Section 8.4 with MICHIGAN.

8.6 Each party shall diligently cooperate with the other in litigation proceedings and other activities related to this Article. Except as provided herein, the parties shall jointly control and consult one another with respect to any filed litigation and any counterclaims related thereto, and are generally expected to make joint filings. The parties shall meet and confer in good faith with respect to any action, and shall reasonably consider the other party’s input. If there is any disagreement on strategy that is not resolved with the mediation of outside counsel, the parties agree that, so long as lead outside counsel agrees that a position both is not unreasonable and is allowable under court and legal rules, that: (a) LICENSEE shall have the right to control ultimate decisions on strategy matters that are primary infringement issues, and (b) MICHIGAN shall have the right to control ultimate decisions on strategy matters that are primarily validity and inequitable conduct issues. LICENSEE shall make any settlement only with the advice and consent of MICHIGAN.

8.7 If there is litigation to enforce the PATENT RIGHTS and damages are recovered in litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN’s and LICENSEE’s reasonable expenses and legal fees therefor. The remaining balance shall be divided equally between LICENSEE and MICHIGAN. (Provided, however, that if any amounts of any type whatsoever are outstanding under this Agreement at the time of such recovery, they shall be paid directly to, or retained by, MICHIGAN from the amounts otherwise payable to LICENSEE under the prior sentence.) For clarity, the damages, expenses, and legal fees are only those that are for the PATENT RIGHTS, but not other patents. The parties hereto agree to negotiate a resolution in good faith should any such damages or recoveries be related to patents other than the PATENT RIGHTS. This provision shall control the division of revenues where a sublicense, covenant not to sue, or assignment of rights is granted as part of a settlement of such lawsuit (including prospective rights).

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ARTICLE 9-NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY

9.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3 LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4 LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS.

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10.2 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval.

10.3 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE and MICHIGAN with respect the events covered by Paragraph 10.1. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, and MICHIGAN with respect to the events covered by Paragraph 10.1. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE -- and must specify MICHIGAN, including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.4 In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

ARTICLE 11 -TERM AND TERMINATION

11.1 If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the address for notices provided in Article 13.

11.2 If LICENSEE fails to make any payment due to MICHIGAN, upon ten (10) days’ written notice by MICHIGAN, this Agreement shall automatically terminate unless MICHIGAN specifically extends such date in writing. Such termination shall not foreclose MICHIGAN from collection of any amounts remaining unpaid or seeking other legal relief.

11.3 Upon any material breach or default of this Agreement by LICENSEE (other than as specifically provided herein, the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph), MICHIGAN has the right to terminate this Agreement effective on thirty (30) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the thirty day period unless LICENSEE cures the material breach or default before the period expires.

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11.4 LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ written notice to MICHIGAN if LICENSEE first:

(a) pays all amounts due MICHIGAN through the effective date of the termination;

(b) submits a final report of the type described in Paragraph 4.2;

(c) returns any patent documentation (including that exchanged under Article 7) and any other confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or, with prior approval by MICHIGAN, destroys such materials, and certifies in writing that such materials have all been returned or destroyed;

(d) suspends its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S);

(e) provides MICHIGAN with all data and know-how developed by LICENSEE in the course of LICENSEE’s efforts to develop LICENSED PRODUCTS and LICENSED PROCESSES; MICHIGAN shall have the right to use such data and know-how for any purpose whatsoever, including the right to transfer same to future licensees; and

(f) provides MICHIGAN access to any regulatory information filed with any U.S. or foreign government agency with respect to LICENSED PRODUCTS and LICENSED PROCESSES.

Upon notice of intent to terminate, MICHIGAN may elect to immediately terminate this Agreement upon written notice.

11.5 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1) obligations to pay royalties and other sums, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

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(4) the provisions of Articles I, 9, 10, and 14; and

(5) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

11.6 After the license(s) granted herein terminate, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with MICHIGAN or MICHIGAN’s future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

11.7 If LICENSEE asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or through any other party, then MICHIGAN shall have the right to immediately terminate this Agreement upon written notice to LICENSEE.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1 Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To MICHIGAN:	To LICENSEE:

The University of Michigan Innovation Partnerships 1600 Huron Parkway Building 520 2nd Floor Ann Arbor, MI 48109 Attn: [***]	Ascentage Pharma Group Corp. Ltd. Unit B,17/F., United Centre, 95 Queensway, Admiralty, Hong Kong Attn: Dajun Yang, President and CEO

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ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied according to United States and state of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereby consent to the jurisdiction of the courts in the state of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

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14.8 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding, LICENSEE may, without MICHIGAN’s consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

14.11 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

ARTICLE 15 - CONFLICT OF INTEREST MANAGEMENT

15.1 This Agreement and the licenses granted hereunder are subject to approval by a two- thirds majority vote of the Regents of the University of Michigan.

15.2 Unless MICHIGAN provides appropriate formal approvals, continuing development of LICENSED PRODUCTS and LICENSED PROCESSES will take place without the use of MICHIGAN funds, facilities, or other resources of or funds administered by MICHIGAN.

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15.3 LICENSEE shall cooperate with MICHIGAN in developing and implementing appropriate plans for management of potential conflicts of interest and conflicts of commitment of MICHIGAN employees.

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

For:	LICENSEE	For:	The Regents of the University of Michigan

By:	/S/ Dajun Yang, M.D., Ph.D.	By:	/S/ Bryce Pilz
(authorized representative)

Name:		Name:
Title:	Chairman & CEO	Title:

Date:		Date:

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APPENDIX A TO LICENSE
AGREEMENT

EQUITY TRANSFER

AGREEMENT BETWEEN

[NAME OF LICENSEE]

AND THE REGENTS OF THE UNIVERSITY OF MICHIGAN

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